Exhibit P
                                                     to Asset Purchase Agreement

                              EBITDA NOTE AGREEMENT

     This Agreement (the "EBITDA Note") is entered into this _____ day of _______________ 2001, between Alton Diversified Technologies, Inc. ("Purchaser") and National Manufacturing Technologies, Inc. ("Owner") with reference to the following facts:

A. Pursuant to (i) an Asset Purchase Agreement of even date herewith by and among Purchaser, Owner, I-PAC Precision Machining, Inc. ("Sheet Metal") and I-PAC Manufacturing, Inc. ("Electronics") (the "Sheet Metal APA") and (ii) an Asset Purchase Agreement of even date herewith by and among Purchaser, Owner and Electronics ("Electronics APA"), Purchaser has acquired substantially all of the inventory and equipment identified in those agreements, and assumed certain of the obligations of, both Sheet Metal and Electronics.

B.     Owner  is  the  ultimate  corporate  parent of both Electronics and Sheet
Metal.

C. As a part of the above-referenced transactions, in addition to the noncompetition agreements of Sheet Metal and Electronics contained in the Sheet Metal APA and the Electronics APA, respectively, Owner has agreed to enter into a noncompetition agreement with Purchaser in return for the payments described in  this  EBITDA  Note.
Therefore, in consideration of the foregoing and the mutual agreements of the parties hereto set forth below, Purchaser and Owner agree as follows:

1.     Noncompetition.
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     (a)     Covenant  of  Owner.  For a period of five years from and after the date hereof, Owner hereby covenants and agrees that it shall not engage or participate, directly or indirectly, in a business in competition with the business conducted by either Sheet Metal or Electronics at their respective premises in Vista and Carlsbad, California, and Tijuana, B.C., Mexico, immediately prior to the Closing Date within the cities or counties of the States of California and all other states west of the Mississippi River, as well as Mexico, in which places Sheet Metal and Electronics conducted business.

(b) Public Policy and Law. The parties to this Agreement expressly agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the covenant set forth above shall be construed as a series of separate covenants, one for each city, county, state, or nation within the specified geographic area, each of which covenants shall be deemed to be identical. If, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants deemed included in this Section 1, then such unenforceable covenant shall be deemed to be eliminated therefrom or modified to the extent necessary to permit it and the remaining separate covenants to be enforceable. Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that the foregoing covenant not to compete is invalid because of its length of time or geographic scope, then the parties hereto agree that such covenant shall be reduced either or both in length of time or geographic scope to the extent necessary to make such covenant enforceable against Owner.

     2.     Definitions.
            -----------

     (a) "EBITDA": Means net income in accordance with GAAP and inclusive of all bonuses accrued, plus any provision for taxes, interest expense, amortization expenses, depreciation expenses, any unusual losses in calculating net income and any closing costs or MapleWood Partners, L.P. fees and any compensation expense deducted from net income attributable to transactions involving equity securities of the company, less any benefit for taxes included in net income, costs charged against any purchase accounting reserves, any unusual gains, any compensation income added back to net income attributable to transactions involving equity securities for the Company. To the extent not paid to Purchaser by the applicable Indemnifying Person (or excluded pursuant to the last paragraph of Section 7.2 of the Sheet Metal APA or the Electronics
APA), net income will include all accruals for any financial liabilities discovered post-closing that violate either Sheet Metal's or Electronics' representations as outlined in Article 3 of the Sheet Metal APA and Article 3 of the Electronics APA, respectively.

(b) Other capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Electronics APA, except that "Indemnifying Person" shall have the definition ascribed to it in the Electronics APA or the Sheet Metal APA as applicable.

     3. Noncompetition Payment. Purchaser shall pay to the Owner, if the Owner is entitled thereto under the terms and conditions contained herein, an amount equal to up to 50% of Measurement EBITDA as defined below (the "Noncompetition Payment"), determined as follows and paid in accordance with
Section  4  hereof:

     (a) EBITDA for the aggregate operations of the Sheet Metal business and the Electronics business located at all of the Premises described in either the Sheet Metal APA or the Electronics APA (collectively, the "Sheet Metal and Electronics Business") for the first three full calendar months of operation by Purchaser following the Closing Date shall be calculated and reviewed by Purchaser's independent public accountants in accordance with GAAP ("Transitional EBITDA").

(b) EBITDA for the aggregate operations of the Sheet Metal and Electronics Business for the 12 months commencing with the fourth full calendar month after the Closing Date shall be calculated and reviewed by Purchaser's independent public accountants in accordance with GAAP ("Measurement EBITDA").

(c) If the Transitional EBITDA is negative, the Measurement EBITDA shall be reduced by the negative Transitional EBITDA multiplied by two.

(d) Measurement EBITDA, as adjusted pursuant to Section 3(c) hereof, shall be divided by two to determine the Noncompetition Payment. The Noncompetition Payment shall be reduced by 50% of the accrued vacation payments due to employees of Sheet Metal and Electronics which Purchaser elects to hire as of the date hereof.

     4. Payment Terms. EBITDA for purposes of calculating the Noncompetition Payment shall be determined within 60 days of the end of the 12-month Measurement EBITDA period or the Short EBITDA Measurement Period as defined below. Any payment to which the Owner is entitled pursuant to Section 3 above shall be paid in 48 equal payments to the Owner by Purchaser check, with interest at Wall Street Journal "prime rate" plus 1.25%, commencing on the first business day of the third month after completion of the Measurement EBITDA period and continuing for 47 consecutive additional months; provided, however, that payment of the remaining balance of any Noncompetition Payment shall be accelerated to occur simultaneously with the closing of any sale of a majority of the stock or substantially all of the assets of Purchaser or Purchaser's parent company. If not paid by the applicable Indemnifying Person, the Noncompetition Payment shall be reduced to compensate Purchaser for any breaches of the warranties and representations of Sheet Metal or Electronics contained in the Sheet Metal APA or the Electronics APA which exceed an aggregate of $50,000 ("Warranty Adjustment"). In the event of a Warranty Adjustment, the monthly payments of the remaining balance of the Noncompetition Payment shall be appropriately reduced. If Purchaser or its parent company is sold prior to the end of the 12 month period described in Section 3(b) above (such period of less than 12 months being referred to herein as the "Short EBITDA Measurement Period"), the Noncompetition Payment shall be an amount equal to 80% of EBITDA for the Short EBITDA Measurement Period, up to a maximum of $2,227,000, reduced as set forth in Section 3(c) and the second sentence of Section 3(d) hereof, and shall be paid at, or promptly after, the closing of such sale.

     5.     Remedy  for  Breach  of  Noncompetition  Agreement.

     (a) The parties acknowledge and agree that the remedy at law for any breach of the foregoing noncompetition agreement will be inadequate and that Purchaser shall be entitled, in addition to any remedy at law, to injunctive relief.

(b) Pending a determination of actual damages caused by a breach of the foregoing noncompetition agreement, Purchaser shall be entitled to withhold any payments due to Owner pursuant to Sections 3 and 4 hereof. Such withheld payments shall continue to bear interest at the rate prescribed in Section 4 hereof; provided however, that such interest shall not be deemed to have accrued to the extent that all or any portion of such withheld amount is determined to be a part of the actual damages suffered by Purchaser for Owner's breach.

     6. Miscellaneous. Applicable portions of Sections 8.1 (Notices), 8.5 (Governing Law; Venue), 8.9 (Severability), 8.10 (Counterparts), and 8.11
(Dispute Resolution) of the Electronics APA are incorporated herein by this reference.

PURCHASER:

ALTON  DIVERSIFIED  TECHNOLOGIES,  INC.
By: /S/ Lyle Jensen
    ---------------
    Lyle  Jensen,  CEO     OWNER:

NATIONAL  MANUFACTURING  TECHNOLOGIES,  INC.
By: /S/Patrick W. Moore
    -------------------
    Name: Patrick W. Moore
    Title: CEO